                                                                     EXHIBIT 6.8


                  Acknowledge/Agreement between Sterling Klein
                         and Omicron Technologies, Inc.

                                                                     EXHIBIT 6.8


                                 ACKNOWLEDGEMENT


DATED this 22nd day of October, 1999


BETWEEN:

         Sterling Klein, an individual residing in the Province of British Columbia,

         (Hereinafter referred to as "Sterling")


                                                    OF THE FIRST PART

-AND-


         Omicron Technologies, Inc. a corporation with its register office in the state of Florida.

         (Hereinafter referred to as "Omicron")

                                                    OF THE SECOND PART


         WHEREAS, Sterling has transferred on behalf of Omicron certain common stock owned by him in satisfaction of services rendered by individuals and/or companies ("third parties") to Omicron as set out in Schedule "A" attached hereto.

         WHEREAS, Sterling released said common stock on the understanding that Omicron would then reimburse said common stock to Sterling.

         AND WHEREAS, Omicron has acknowledged that such common stock will be returned to Sterling forthwith.

         NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the foregoing premises, the mutual covenants, agreements, representations, warranties and indemnities of the parties herein set forth, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties hereto agree as follows:

1. Omicron will reimburse back to Sterling the common stock that Sterling has transferred to third parties on behalf of Omicron as expeditiously as possible.

2. Furthermore, if Sterling were to transfer additional common stock to third parties in satisfaction of services rendered by such third parties, Omicron agrees that Sterling shall be reimbursed back in the same manner as set out in Paragraph 1.

3. Additionally the type of common stock received by Sterling shall be in the same form as the shares that Sterling has transferred to third parties, in that if such stock is free trading, then Omicron will return free trading shares to Sterling. If the shares transferred by Sterling have a restriction on them, then Omicron will return to Sterling shares with the same restriction.

4. Omicron agrees to indemnify Sterling in the event that the unintended nature of the aforementioned transfer results in any income taxes payable by Sterling.

5. This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Florida and the federal laws of the United States of America applicable therein without reference to any principles of conflicts of laws, and each party irrevocably and unconditionally attorns to the non-exclusive jurisdiction of the Courts of Florida and all courts competent to hear appeals therefrom with respect to any matter arising hereunder or related hereto.

6. This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties hereto and, where the context so permits, their respective heirs, executors, legal personal representatives and successors.
         IN WITNESS WHEREOF the parties to this Agreement have executed this Agreement.




                                )        Omicron Technologies, Inc.
                                )
       [ILLEGIBLE]              )
-----------------------------   )        per: /s/ DAVID NAYLOR
Witness                         )             ----------------------------------
                                )             David Naylor, Secretary/Treasurer
                                )
                                )
                                )
       [ILLEGIBLE]              )             /s/ STERLING KLEIN
-----------------------------   )             ----------------------------------
Witness                         )             Sterling Klein
                                )
                                )

                         SCHEDULE "A" - SHARE TRANSFERS



  7/31/98                    10,000          Kamal Alawas
  8/25/98                     7,000          Seaton Capital
  12/2/98                     5,000          Philip Fox
  2/1/99                    250,000          P.D.I.
  3/17/99                     2,000          Ed Taxin Network
  4/8/99                      2,000          Ed Taxin Network
  5/7/99                      2,000          Ed Taxin Network
  5/28/99                    15,000          Skip Nordstrom
  5/28/99                     4,000          David Clark-Burton
  6/8/99                      5,000          Jay Jones
  6/10/99                    15,000          Skip Nordstrom
  6/23/99                     2,000          Ed Taxin Network
  6/23/99                    50,000          Steve Zelden
  6/25/99                    30,000          Doug Bell
  7/7/99                     50,000          Value Finder
  7/7/99                     41,500          Market Information Communication
  7/7/99                    100,000          North American Corp. Consultants
  7/15/99                    50,000          Steve Zelden
  7/16/99                   100,000          National Capital
  7/19/99                    25,000          Joe Copia
  7/20/99                    25,000          Research Investment Group
  7/21/99                    35,000          Capital Research Group
  7/27/99                    15,000          Joe Copia
  7/27/99                    10,000          Research Investment Group
  7/27/99                    25,000          Capital Research Group
  7/27/99                    20,000          Cam Birge
  7/28/99                   250,000          Dynasty Consulting
  7/30/99                    30,000          North American Corp. Consultants
  8/27/99                    13,000          Philip Fox
  9/7/99                     10,000          Research Investment Group
  9/7/99                     10,000          Capital Research Group
  9/7/99                      8,000          Market Information Communication
  9/7/99                     10,000          Stacey Mischke
  9/17/99                    15,000          Colin Takara


  TOTAL                   1,241,500          SHARES


